Exhibit 99.1

Third Quarter Report
Quarter ended September 30, 2010

One BriarLake Plaza in Houston, Texas (left) and Burnett Plaza in Fort Worth, Texas (right)—are properties of Behringer Harvard REIT I, Inc.

Third Quarter Overview

•	Occupancy at the end of the third quarter remained at approximately 86% for the fourth consecutive quarter.

•

Approximately 1.1 million square feet of leases were executed in the quarter, although there was negative net absorption of  approximately 120,000 square feet due to expiring leases. Approximately 3.2 million square feet of leases have been executed in the first nine months of 2010.

•	Competitive pressures continue to have a negative effect on rental rates, with new net rental rates in the third quarter approximately 2% lower than expiring rental rates.

•	As reported in last quarter’s update, the Crescent Center property in Memphis, Tennessee, was sold in July for approximately $52.6 million with net proceeds of approximately $9.7 million.

•

In September, the Gateway 22 property in Diamond Bar, California, was sold for approximately $9.9 million.  The net proceeds of  approximately $9.5 million were used to pay down mortgage debt associated with a portfolio of properties that included this property.

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Two properties—Bank of America, Las Vegas and 222 Bloomingdale Road—are classified as properties held for sale in the third  quarter. Purchase and sale agreements have been entered into with unaffiliated third parties, and the closing of each sale is expected  in the fourth quarter of 2010.

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The REIT’s advisor waived approximately $2.2 million in asset management fees for the third quarter.  For the nine-month period  ended September 30, 2010, a total of approximately $6.8 million in asset management fees have been waived.

Financial Highlights

Some numbers have been rounded for presentation purposes.

	(in thousands, except	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
	per share data)	Sep. 30, 2010	Sep. 30, 2009	Sep. 30, 2010	Sep. 30, 2009

	Modified FFO	$23,156	$27,728	$84,327	$74,800
	Modified FFO, per share	$0.08	$0.09	$0.29	$0.26
	Distributions declared	$7,364	$23,748	$44,058	$94,022
	Distributions per share	$0.03	$0.08	$0.15	$0.32

	(in thousands)	As of Sep. 30, 2010

	Total assets	$4,315,099
	Total liabilities	$3,106,182

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Sep. 30, 2010	3 mos. ended Sep. 30, 2009	9 mos. ended Sep. 30, 2010	9 mos. ended Sep. 30, 2009
Net loss	$(75,861)	$(47,173)	$(192,847)	$(339,117)
Net income attributable to noncontrolling interest	216	171	599	5,669
Real estate depreciation and amortization	60,175	67,240	186,755	213,399
Gain on sale of depreciable asset	(2,755)	—	(2,755)	—
Noncontrolling interest share of above adjustments	(304)	(428)	(950)	(1,687)
FFO(1)	(18,529)	19,810	(9,198)	(121,736)
Impairment charges	41,812	7,742	93,815	200,841
Fair value adjustments to derivatives	(66)	188	(153)	190
Noncontrolling interest share of above adjustments	(61)	(12)	(137)	(4,495)
MFFO(2)	$23,156	$27,728	$84,327	$74,800

(1)          Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(2)          In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges, and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net loss can be found on page 37 of our third quarter Form 10-Q on file with the SEC.

In support of our continuing efforts to cut costs and save stockholder capital, Behringer Harvard will discontinue mailing quarterly summary reports beginning in 2011. Quarterly summary reports for each program will be made available online at behringerharvard.com. Additionally, quarterly conference calls will be open to stockholders with notices sent to you in your quarterly statements.

PRESORTED
STANDARD
U.S. POSTAGE PAID
HOUSTON, TX
15601 Dallas Parkway, Suite 600	PERMIT NO. 2187
Addison, TX 75001

Date Published 12/10
RE1-report-IN-FD-000091-1-Q3 Report 2010
© 2010 Behringer Harvard

Third Quarted Report

Behringer Harvard REIT I, Inc.